UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2012 (November 27, 2012)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

(Exact name of Registrant as specified in its charter)

Luxembourg	001-34354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

291, Route d’Arlon

L-1150 Luxembourg

Grand Duchy of Luxembourg

(Address of principal executive offices including zip code)

+352 2469 7900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 27, 2012, Altisource Portfolio Solutions S.A. (the “Company”) and its wholly owned subsidiary Altisource Solutions S.à r.l. (“Altisource”) entered into a seven-year senior secured term loan facility agreement (the “Credit Agreement”) with Bank of America, N.A. as administrative agent and the other lenders parties thereto from time to time, pursuant to which Altisource borrowed term loans in an aggregate principal amount equal to $200 million, which term loans were issued subject to a closing fee of 1.00% of the stated principal amount, resulting in net proceeds of $198 million on the closing date (the “Proceeds”), with the Company and certain  wholly-owned subsidiaries of Altisource acting as guarantors (collectively, the Company and such subsidiaries being the “Guarantors”).

The Proceeds will be used to (i) capitalize the Company’s residential single family rental business and related management company, which was described in the Company’s Report on Form 10-Q dated October 25, 2012, in an amount not to exceed $105 million, the ownership of which is intended to be distributed by dividend to the Company’s shareholders, and (ii) pay certain fees, commissions and expenses in connection with the Credit Agreement and the transactions contemplated thereby. The Proceeds and the proceeds of any incremental term loans made in accordance with the Credit Agreement, may also be used for general corporate purposes of the Company and its subsidiaries, including acquisitions and investments permitted under the Credit Agreement.

Altisource, at its option, may incur incremental term loan indebtedness under the Credit Agreement from one or more incremental term lenders, which may include existing lenders, in an aggregate incremental principal amount not to exceed $200 million, subject to certain conditions set forth in the Credit Agreement.  Any incremental term lender may establish incremental term loan commitments in its own discretion and no existing lender is obligated to provide any such incremental commitment.

The payment of all amounts owing by Altisource under the Credit Agreement is guaranteed by the Company and the other Guarantors and is secured by a pledge of all equity interests of Altisource, the Guarantors (other than the Company) and certain other subsidiaries of the Company, as well as a lien on substantially all of the assets of Altisource and the Guarantors, subject to certain exceptions.

The initial term loans outstanding under the Credit Agreement bear interest at rates based upon, at Altisource’s option, the Adjusted Eurodollar Rate or the Base Rate (each as defined in the Credit Agreement).  Eurodollar Rate loans will bear interest at a rate per annum equal to the sum of (i) the greater of (x) the Adjusted Eurodollar Rate for the applicable interest period and (y) 1.25% plus (ii) a 4.50% margin.  Base Rate loans will bear interest at a rate per annum equal to the sum of (i) the greater of (x) the Base Rate and (y) 2.25% plus (ii) a 3.50% margin.

The initial term loans must be repaid in equal consecutive quarterly principal installments, commencing on March 29, 2013, equal to 0.25% of the initial principal amount of such loans, with final payment of all amounts outstanding, plus accrued and unpaid interest, becoming due on the maturity date, as described below.

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type.  These include covenants limiting the Company’s, Altisource’s and each Restricted Subsidiary’s (as defined in the Credit Agreement) ability, subject to certain exceptions and baskets, to (i) incur indebtedness, (ii) incur liens on its assets, (iii) agree to any additional negative pledges, (iv) pay dividends and make other Restricted Junior Payments (as defined in the Credit Agreement), (v) limit the ability of its subsidiaries to pay dividends or distribute assets, (vi) make investments, (vii) dispose of any Restricted Subsidiary, whether through a sale of the capital stock, dissolution, merger or sale of all or substantially all of the assets of such Restricted Subsidiary, (viii) make acquisitions, (ix) enter into sale and leaseback transactions, (x) enter into certain transactions with affiliates, (xi) engage in a line of business substantially different than existing business and businesses reasonably related, complimentary or ancillary thereto, (xii) modify the terms of indebtedness junior to the term loans, (xiii) modify the terms of its organizational documents, (xiv) change its fiscal year and (xv) permit the Company to hold material assets, have material liabilities or engage in certain activities.

The Credit Agreement does not contain any financial maintenance covenants.  The Company agrees to use commercially reasonable efforts to maintain (and refresh annually) public ratings issued by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., with respect to its corporate ratings and the term loans.

The Credit Agreement requires mandatory prepayments of the term loans, subject to customary exceptions, as follows:  (i) 100% of the proceeds of any Refinancing Debt (as defined in the Credit Agreement) or any other debt not permitted by the Credit Agreement, (ii) 100% of the proceeds of Asset Sales (as defined in the Credit Agreement), to the extent not reinvested in assets of the general type used in the business within a certain period of time, (iii) 100% of insurance or condemnation proceeds, to the extent not reinvested in assets of the general type used in the business within a certain period of time, and (iv) 50% of Consolidated Excess Cash

Flow (as defined in the Credit Agreement) (or 25%, if the Senior Secured Leverage Ratio (as defined in the Credit Agreement) is 3.25:1:00 or less but greater than 2.50:1.00, and 0% if the Senior Secured Leverage Ratio is 2.50:1.00 or less) for any fiscal year beginning with the fiscal year ending December 31, 2013.  Altisource is permitted to make voluntary prepayments at any time and in minimum amounts, but if within the first anniversary of the closing date under the Credit Agreement any prepayment is made in connection with any Repricing Transaction (as defined in the Credit Agreement) a prepayment premium will apply equal to 1.00% of the principal amount of the term loans prepaid or affected by such Repricing Transaction.

The Credit Agreement permits Altisource to purchase term loans outstanding on a non-pro rata basis at less than par pursuant to a modified Dutch auction purchase offer, provided that any such purchased loans are deemed to be automatically cancelled and extinguished.

The Credit Agreement contains certain events of default, including (i) failure to pay principal when due or interest or any other amount owing on any other obligation under the Credit Agreement within 5 days of becoming due, (ii) material incorrectness of representations and warranties when made, (iii) breach of covenants, (iv) failure to pay principal or interest on any other debt that equals or exceeds $40 million when due, (v) default on any other debt that equals or exceeds $40 million that causes, or gives the holder or holders of such debt the ability to cause, an acceleration of such debt, (vi) occurrence of a Change in Control (as defined in the Credit Agreement), (vii) bankruptcy and insolvency events with respect to the Company, Altisource or any Significant Subsidiary (as defined in the Credit Agreement), (viii) entry by a court of one or more judgments against the Company, Altisource or any Material Subsidiary (as defined in the Credit Agreement) in an amount in excess of $40 million that remain unbonded, undischarged  or unstayed for a certain number of days after the entry thereof, (ix) the occurrence of certain ERISA events and (x) the failure of certain Loan Documents (as defined in the Credit Agreement) to be in full force and effect or Altisource or any Guarantor challenges the validity of any such Loan Document.  If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated.

All amounts under the Credit Agreement will become due on the earlier of (i) in the case of the term loans funded at closing, November 27, 2019, being the seventh anniversary of the closing date, and in the case of any incremental term loans, the maturity date specified in the related incremental assumption agreement, and (ii) in any case, the date on which the loans are declared to be due and owing by the Administrative Agent at the request (or with the consent) of the Required Lenders (as defined in the Credit Agreement) upon the occurrence of any event of default under the Credit Agreement.

This description of the Credit Agreement is not complete and is qualified in its entirety by reference to the entire Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
Exhibit 10.1

Credit Agreement, dated as of November 27, 2012, among Altisource Solutions S.à r.l., as borrower, the Company and certain of the Company’s wholly-owned subsidiaries, as guarantors, Bank of America, N.A, as Administrative Agent and Collateral Agent, Bank of America, N.A., Barclays Bank PLC and Citigroup Global Markets Inc., as Lead Arrangers and Barclays Bank PLC and Citigroup Global Markets Inc., as Co-Syndication Agents, and certain lenders party thereto from time to time.

ii

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2012

Altisource Portfolio Solutions S.A.

By:	/s/ Michelle D. Esterman
Name:	Michelle D. Esterman
Title:	Chief Financial Officer

iii